EXHIBIT 10.31


                    SETTLEMENT AGREEMENT

     THIS SETTLEMENT AGREEMENT  ("Agreement") is entered

into this 16th day of June, 2000, by and between EUROGAS,

INC. ("EuroGas"), and FINANCE & CREDIT DEVELOPMENT

CORPORATION, LTD. ("FCDC") (collectively, the "Parties").

                          Recitals

     1.     FCDC has obtained a default judgment against

EuroGas in the United States District Court for the District

of Utah in case No. 2:99CV-1042K ("Default Judgment").

     2.     EuroGas lacks net current assets sufficient to

satisfy the Default Judgment.

     3.     EuroGas contests liability, believes the

judgment is excessive, and has filed a motion to set aside

the Default Judgment.

     4.     EuroGas has entered into a Master Transaction

Agreement with Teton Petroleum Company ("Teton"), which

contemplates three interrelated transactions, including the

merger of Teton with and into a wholly owned subsidiary of

EuroGas.

     5.     The Parties believe that the completion of the

transactions contemplated in the Master Transaction

Agreement with Teton is essential to the continued viability of EuroGas.

     6.     The existence and amount of the unsatisfied

Default Judgment threatens to prevent the completion of the

transactions contemplated in the Master Transaction

Agreement with Teton.

     7.     The Parties wish to resolve the dispute that

gave rise to the Default Judgment and thereby eliminate the

Default Judgment as an obstacle to the completion of the

transactions contemplated in the Master Transaction

Agreement with Teton.



                     Points of Agreement

          THEREFORE, based on the foregoing premises, the

Parties agree to settle the disputes that gave rise to the

Default Judgment on the following terms:

     1.    The above stated recitals are incorporated herein

by reference.

     2.    In exchange for valuable consideration from

EuroGas described in part below, FCDC  will stipulate that

the Default Judgment be vacated and accepts the terms,

obligations, and commitments of this Agreement in full

satisfaction of the Default Judgment.

     3.     Simultaneously with the filing of a joint motion

by FCDC and EuroGas to vacate the Default Judgment, EuroGas

will file a notice withdrawing its Amended Motion to Set

Aside Default Judgment, filed June 12, 2000, without

prejudice.

     4.    EuroGas will issue to FCDC, or to no more than 5

parties FCDC may designate (which are qualified or

accredited investors under applicable securities laws),

3,700,000 shares of fully paid and nonassessable EuroGas

common stock, which shares will be registered for resale

under Rule 415 with the Securities and Exchange Commission

("SEC") by the submission of a Form S-3 no later than June

30, 2000 so that they will be fully tradable upon SEC

approval.  (Hereinafter, the term FCDC shall be construed to mean FCDC or its designee).  FCDC will provide a letter to

EuroGas confirming that it owes its creditors (not including

Slovgold Mining A.G.) principal in the amount of $2.6

million.  FCDC shall sign a subscription agreement in the

usual and customary form in connection with the issuance of

such shares.

     5.     EuroGas will issue to FCDC, or to any party FCDC

may designate, an option for 3,000,000 shares of EuroGas

common stock (the "Option"), to be registered for resale

under Rule 415 through the same Form S-3 mentioned in the

preceding paragraph.  The Option shall not be exercisable

before 1 year after the date the Option is issued and shall

have a strike price equal to 80% of the closing price of

EuroGas common stock on the signing date of this Agreement.

The Option shall expire 30 days after it becomes

exercisable.

     6.     EuroGas guarantees that FCDC will, no later than

1 year after the Option is issued, be able to exercise the

Option and sell the resulting freely tradable shares.  If,

as a result of any act or omission on the part of EuroGas,

the shares acquired under the Option  (the "Option Shares")

are not freely tradable into the public markets on the date

of any exercise of the Option, then EuroGas will pay FCDC

liquidated damages at a rate of $8,333.33 per day until such time as EuroGas takes the necessary steps to ensure the

freely tradable condition of the Option Shares.

     7.     As an essential condition of the contract,

EuroGas agrees to the following mechanism designed to

guarantee that FCDC will receive cash or other consideration equal to the difference between the strike price and $3 per

share as to the shares acquired under the option (the

"Option Shares"):

     a)     The exercise of the Option will be cashless if

both FCDC and EuroGas so agree; otherwise, FCDC must pay the strike price on the date the Option is exercised (the

"Exercise Date").

     b)     If the closing price of EuroGas common stock is

less than $3.00 per share on the Exercise Date, EuroGas will pay FCDC the difference between the amount FCDC would have

received from the sale of its Option Shares at the closing

price on the Exercise Date and the amount FCDC would have

received if it had sold its Option Shares at a price of $3

per share (such difference being called the "Initial

Shortfall").

     c)     In order to satisfy the Initial Shortfall,

EuroGas will do one or any combination of the following

(although the choice among the following options will be in

EuroGas's sole discretion): (i) reduce the strike price that

FCDC must pay to acquire the Option Shares, with the

reduction in strike price being credited against the Initial

Shortfall as it would exist if the strike price had not been reduced, (ii) pay FCDC the amount of the Initial Shortfall

in cash or (iii) issue to FCDC, within one month after the

Exercise Date, enough additional freely tradable shares (the

"Initial Top-Up Shares") to make up the Initial Shortfall if sold at the closing price of the stock on the day before the

Initial Top-Up Shares are issued.  To the extent the Initial

Shortfall is reduced through a change in the strike price of the Option or through cash, that reduction will be called

the "Shortfall Credit."

     d)     Regardless how the Initial Shortfall is

satisfied, for each successive thirty-day period commencing

on the Exercise Date (each such period being called a

"Monthly Interval"), FCDC shall be deemed to sell 400,000 of the Option Shares-at a price (hereinafter called the

"Monthly Interval Price") equal to ninety percent of the

highest price at which EuroGas common stock traded on the

NASDAQ over-the-counter market during each Monthly

Interval-until all such shares are deemed sold.  If the

amount FCDC is deemed to have received from the deemed aggregate sale of such Option Shares, plus any Shortfall

Credit (but not including the market value of any Initial

Top-Up Shares) is equal to or greater than the amount FCDC

would have received if it had sold its Option Shares at the

price of $3 per share, then EuroGas's remaining obligations

under this Agreement shall cease, and FCDC shall pay to

EuroGas the balance due, if any, from the exercise of the

Option.

     e)       If  FCDC is not deemed to have received a

minimum average price of $3 per share for its Option Shares

as calculated in subparagraph 7(d) above and any Initial Top-

Up Shares have been issued, then commencing 30 days after

the end of the last Monthly Interval in which Option Shares

are deemed to be sold, for each successive Monthly Interval,

FCDC shall be deemed to sell 400,000 of the Initial Top-Up

Shares at the Monthly Interval Price until all such shares

are deemed sold.

     f)       Regardless whether any Initial Top-Up Shares

were issued (but after the deemed sale of such shares if any were issued), if (i) the amount FCDC is deemed to have

received from the deemed aggregate sale of the Option Shares and Initial Top-Up Shares (if any), plus any Shortfall

Credit, is less than (ii) the amount FCDC would have

received if it had sold its Option Shares at the price of $3 per share, then EuroGas will pay FCDC the difference between those two amounts (such difference being called the "Second

Shortfall").  If there is no Second Shortfall, then

EuroGas's remaining obligations under this Agreement shall

cease, and FCDC shall pay to EuroGas the balance due, if

any, from the exercise of the Option.

     g)     In order to satisfy the Second Shortfall,

EuroGas will do one or any combination of the following

(although the choice among the following options will be in

EuroGas's sole discretion): (i) (if the exercise of the

Option was cashless and the price has not yet been paid)

reduce the strike price that FCDC must pay to acquire the

Option Shares, with the reduction in strike price being

credited against the Second Shortfall as it would exist if

the strike price had not been reduced, (ii) pay FCDC the

amount of the Second Shortfall in cash or (iii) issue to

FCDC, within one month after the last Monthly Interval in

which Option Shares or Initial Top-Up shares (if any) are

deemed to be sold, enough additional freely tradable shares

(the "Second Top-Up Shares") to make up the Second Shortfall if sold at the closing price of the stock on the day before

the Second Top-Up Shares are issued.  To the extent the

Second Shortfall is reduced through a change in the strike

price of the Option or through cash, such reduction will be

added to and become part of the Shortfall Credit.

     h)     If the Second Shortfall is satisfied in whole or

in part through the issuance of Second Top-Up Shares, for

each Monthly Interval after the Second Top-Up Shares are

issued, FCDC shall be deemed to sell 400,000 of the Second

Top-Up Shares at the Monthly Interval Price until all such

shares are deemed sold.  If, after those deemed sales, (i)

the amount FCDC is deemed to have received from the deemed

aggregate sale of Option Shares, Initial Top-Up Shares and

Second Top-Up Shares, plus any Shortfall Credit, is less

than (ii) the amount FCDC would have received if it had sold its Option Shares at the price of $3 per share, then EuroGas shall pay FCDC in cash, within 30 days, the difference

between those two amounts (such difference being called the

"Third Shortfall").  If there is no Third Shortfall, then

EuroGas's remaining obligations under this Agreement shall

cease, and FCDC shall pay to EuroGas the balance due, if

any, from the exercise of the Option.

     i)     EuroGas will provide an opinion of counsel

confirming the legality of the proposed guarantee mechanism

in this paragraph 7.

     8.    As further security to ensure EuroGas's

performance of the obligations described in paragraphs 4

through 7 of this Agreement, and to secure payment of the

Third Shortfall, EuroGas will cause its Austrian subsidiary

EuorGas GmbH to pledge its stock in Rima Muran S.R.O., which indirectly holds 24% of the Gemerska-Poloma talc deposit in

eastern Slovakia. If EuroGas fails to fulfill the

obligations described in paragraphs 4 through 7 or to cure

the Third Shortfall within 30 days after receiving a request by FCDC for performance or for cure, then FCDC may sell the

pledged shares in Rima Muran S.R.O.  EuroGas shall not be

liable to make up any portion of the Third Shortfall not

satisfied by the sale of the pledged shares.  If EuroGas

fully performs its obligations described in paragraphs 4

through 7 and, if necessary, pays the Third Shortfall in a

timely manner, then FCDC shall release the pledge.

     9.     EuroGas GmbH guarantees the performance of

EuroGas's obligations under this Agreement and will be

liable for any shortfall not satisfied by the sale of the

pledged shares described in the preceding paragraph.

EuroGas GmbH may undergo a change in structure or

reconstitution, including but not limited to the dissolution of EuroGas GmbH, so long as all of the assets of EuroGas

GmbH are transferred to another European company which

agrees to this same guarantee.

     10.     FCDC agrees not to sell more than 400,000

shares of EuroGas common stock received or acquired under

this settlement agreement per month on the open market.

     11.     EuroGas agrees to recommend to its board of

directors that, as Director of FCDC, Mr. Didier Colom be

considered for nomination to EuroGas's board of directors.

In the course of the negotiations on May 24, 2000, Mr. Karl

Arleth made clear EuroGas's position that members of the

EuroGas board of directors should be persons with knowledge,

skills, relationships or other assets useful to the

development of EuroGas's business.  FCDC has proposed the

nomination of Mr. Colom to the EuroGas board of directors

not simply to protect FCDC's interests but to provide a

candidate who is well positioned and willing to participate

in helping EuroGas grow its business profitably.

     12.     EuroGas will provide FCDC with periodic

updates, at least once a month, on the progress of  (a)

settlement negotiations with respect to lawsuits in which

EuroGas is a party, and (b) negotiations with Teton

Petroleum Company with respect to the transactions

contemplated in the Master Transaction Agreement.

     13.     EuroGas and FCDC will mutually release each

other and their respective affiliates, subsidiaries, agents,

officers, and attorneys from liability for all claims

arising either out of the Registration Rights Agreement that is the subject matter of the litigation underlying the

Default Judgment, or out of the litigation resulting in the

Default Judgment.

     14.    This Agreement is not contingent upon the

resolution of any disputes or satisfaction of any

obligations between FCDC and its creditors (including

Slovgold Mining A.G., its successors or assigns), and

EuroGas specifically does not agree, nor is it agreeing, to

indemnify FCDC on FCDC's obligation to any such creditors.

     15.       This Agreement is subject to the approval of

the Board of Directors of EuroGas and Teton, which approval

shall be obtained within 14 days.

     16.    The terms of this agreement are confidential to

the parties, their successors, assigns, officers, directors,

agents, attorneys, and shareholders.  Each Party to this

Agreement agrees not to disclose the terms of this Agreement to third parties not listed in the preceding sentence

without the written consent of the other Party, except

pursuant to court order, unless in the good faith judgment

of such party such disclosure is required by law or is

necessary in connection with endeavoring to enforce or

require performance or observance of any of the terms or

provisions of this Agreement.

     17.       The Parties acknowledge, represent, and

warrant that:

     (i) they have carefully read and understand the effect

of this Agreement and that they have had the assistance of

legal counsel in reviewing, discussing, and considering all

the terms of this Agreement, and counsel for each of the

Parties have read and considered this Agreement and advised

such Party to execute the Agreement;

     (ii) no Party's execution of this Agreement is based on

any reliance on any representation, understanding, or

agreement not expressly set forth herein, and no Party has

made any representations to any other Party other than as

expressly set forth herein;

     (iii) each Party executes this Agreement as a free and

voluntary action, without any duress, coercion or undue

influence exerted by or on behalf of any other Party;

     (iv) acceptance of this Agreement is in no way an

admission of any fault or liability by any of the parties;

     (v) they are the sole owners of the claims or causes of

action to be released in this Agreement; none of the Parties has conveyed or assigned any interest in any such claims or causes of action to any person or entity not a party hereto;

and no person or entity other than the Parties to this

Agreement is necessary to fully release all claims and

causes of action arising out of the transactions and

occurrences that are the subject of the Agreement;

     (vi) each of the individuals signing this Agreement has

the full and complete authorization and power to execute the

Agreement in the capacity stated;

     (vii) subject to paragraph 15 above, this Agreement is

a valid, binding and enforceable obligation of each of the

Parties and does not violate any law, rule, regulation,

contract or agreement; and

     (viii) no amendment of this Agreement will be effective

unless such amendment is in writing and signed by both

Parties.

     18.     This Agreement shall be construed in accordance

with the laws of the State of Utah.  The Parties agree that

any disputes arising under this Agreement shall be litigated in the United States District Court for the District of

Utah, Central Division.

     19.      This Agreement may be executed in multiple

counterparts, each of which when signed by a party shall be

deemed an original and all of which shall constitute but one and the same agreement.





____________________________            ________________________________
FINANCE & CREDIT DEVELOPMENT            EUROGAS, INC.
  CORPORATION, LTD.

By:  Didier Colom, Director          By:   /s/ Karl Arleth
                                         --------------------------
                                         Karl Arleth, President
                                          & Chief Executive Officer